EX-99.p.ii

AGF Investments LLC

AGF INVESTMENTS LLC

CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

Effective: August 2016

Amended: July 2018

AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

I.                  Overview

The Code of Business Conduct, Ethics and Personal Trading (the "Code") is designed to reinforce AGF Investments LLC’s (“AGFUS” or the “Adviser”) reputation for integrity by avoiding even the appearance of impropriety in the conduct of the firm’s business.

AGFUS, its employees and individuals employed by affiliates of AGFUS who provide services to AGFUS (“Supervised Persons”) are subject to certain laws and regulations governing AGFUS’s business activities and personal securities trading. The firm has developed this Code to promote the highest standards of behavior and ensure compliance with applicable laws. Supervised Persons should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that "ignorance of the law" is not a defense. Supervised Persons may be subject to civil penalties such as fines, regulatory sanctions including suspensions, as well as criminal penalties.

Supervised Persons must read and comply with the Code. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to, disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies. Supervised Persons should retain a copy of the Code in their records for future reference. Any questions regarding the Code should be directed to the Adviser’s Chief Compliance Officer (“CCO”).

General Principles

Each Supervised Person is responsible for maintaining the very highest ethical standards when conducting business. More specifically, this means:

•	Each has a duty at all times to place the interests of the FQF Funds (the “Funds”), a series of FQF Trust, and all the Adviser’s Clients (collectively referred to as the “Managed Accounts”) first;
•	All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or other abuse of the individual’s position of trust and responsibility; and
•	No Supervised Person should take inappropriate advantage of his/her position or engage in any fraudulent or manipulative practice with respect to the Managed Accounts.

Reporting Code Violations

It is the obligation of each Access Person (refer to II. Personal Trading, 2.1 who is an “Access Person”) to report promptly any violation of the Code to the CCO. Violations of the Code include, but are not limited to, noncompliance with applicable laws and regulations and fraud or illegal acts involving any aspect of the Adviser’s business that is harmful to the Funds’ shareholders. The report of a Code violation may be submitted anonymously and will be treated as confidential. Retaliation against an individual who reports a violation is prohibited and in itself constitutes a violation of the Code.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

II.                 Personal Trading

The purpose of the Personal Trading policy is to ensure the fair treatment of the Managed Accounts by AGFUS, through the highest standards of integrity and ethical conduct.

As a Supervised Person, the interests of the Managed Accounts must be put ahead of personal self-interests at all times. Above all, unfair advantage of a position, knowledge or relationship with the Managed Accounts must not be taken, nor must any engagement in conduct be taken that is not in the best interests of the Managed Accounts.

There are special rules described in this Code that apply to personal trading activities for those Supervised Persons identified as an “Access Person” (referred to herein as ‘AGFUS AP’). All trading transactions for the Managed Accounts always have priority over all personal trading transactions. Such that all Managed Accounts shall trade before any personal trades.

1 Standards of Conduct

1.1 Standard of Care

Supervised Persons collectively are considered to have a fiduciary and statutory duty to the Managed Accounts to act honestly, in good faith and in the client’s best interests as well as to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise under similar circumstances.

1.2 Obligation to Comply with the Law

AGFUS APs and all Supervised Persons are required to comply with all laws applicable to business operations, including securities laws, regulatory requirements, and other legal obligations concerning the provision of investment advisory services, insider trading and reporting of insider transactions. Each has a duty to know, understand and comply with any of those laws that apply to employment duties and responsibilities. Each must be aware that legal obligations might be more extensive than obligations under this Code. Furthermore, each is obligated to advise the CCO or AGF Compliance of any changes that may affect their status. If uncertain about these requirements, contact the CCO or AGF Compliance for guidance.

2 Personal Trading Rules for APs

AGFUS APs are subject to special rules and restrictions with respect to trading in securities within accounts covered by this Code (referred to as “personal trading”). AGFUS APs must not use any non-public information about the Managed Accounts for their direct or indirect personal benefit or in a manner that would not be in the best interests of the Managed Accounts. That prohibition includes, but is not limited to, what is commonly called “front-running” and market timing and they are not only considered a breach of this Code but are generally punishable under U.S. securities laws.

AGFUS APs also must not use their position in AGFUS to obtain special treatment or investment opportunities not generally available to the Managed Accounts or the public. Although independent directors will not generally be considered to be a AGFUS AP, they must adhere to the same standards of ethical conduct as AGFUS APs when they are in possession of non-public information or in the event they are offered opportunities not generally available to the public by reason of their directorship.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

2.1 Who is an “Access Person”

a)	Access to Non-Public Trading Information. A AGFUS AP is an individual who has, or is able to obtain, access to non-public information concerning the portfolio holdings, trading activities or the ongoing investment programs of any of the Managed Accounts of the Adviser. Examples of non-public information include access to trading blotters, portfolio accounting records, portfolio holdings, and investment research and analysis.

b)	Covered Accounts. The restrictions outlined in this Code apply to:
•	Accounts registered in the AGFUS AP’s name;
•	Accounts for which the AGFUS AP is able to, directly or indirectly, exercise or influence investment or voting activities; and
•	Accounts for which the AGFUS AP has a “beneficial interest”.

c)	What is a “Beneficial Interest”? You have a beneficial interest in an account if you are currently in a position to receive benefits comparable to ownership benefits (through family relationship, understanding, agreement or by other arrangements) or if you have the ability to gain ownership, either immediately or at some future time.

d)	Examples of Beneficial Interest. A AGFUS AP considered to have a beneficial interest in accounts:
•	registered in the AGFUS AP’s name;
•	held by the AGFUS AP’s spouse or other family members living in the same household (including common law and similar relationships);
•	held by a corporation, partnership or other entity in which the AGFUS AP participates in the investment or voting decisions;
•	held in trust for the AGFUS AP or those listed above, unless (i) the trustee is someone other than the AGFUS AP’s spouse or other family members living in the same household; and (ii) The AGFUS AP is not able to, directly or indirectly, exercise or influence investment or voting activities over the account; and
•	held by an investment club or equivalent, of which the AGFUS AP or those listed above participate in the investment or voting decisions.

The above list (a to d) is not considered exhaustive. If you are uncertain about whether a beneficial interest exists, or wish to obtain an exemption for a specific account, identify this to the CCO who will assess the matter and considering recommending the request to the President and COO of AGF Investments Inc. An exemption for a specific account may be possible in circumstances where the AGFUS AP has limited or no control of investment decisions made, in the account is subject to a financial hardship and no conflict of interest, real or perceived, is determined to exist (e.g. an account managed by an unrelated third party where full discretion has been delegated to such third party) refer to 2.7(f) for details.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

2.2 Prohibited Activities

The following activities are prohibited:

•	violating applicable securities laws;
•	communicating any non-public information concerning the Managed Accounts to anyone outside AGFUS;
•	inducing a Managed Account to take, or fail to take, any action because of personal interests;
•	using knowledge of a Managed Account’s portfolio transactions to personally profit by the market effect of such transactions (e.g. “front-running”, market timing or similar activities);
•	using a position in AGFUS to obtain special treatment or investment opportunities not generally available to the Managed Accounts or to the public;
•	a purchase by a AGFUS AP of an offering which is subject to allocation, such as an IPO or secondary public offering, or a private placement (other than the exceptions set out in sections 2.7 (b) and (c);
•	a personal trade by a AGFUS AP to or from one of the Managed Accounts;
•	a trade by a AGFUS AP in a security for which there is an unfilled order outstanding for any of the Managed Accounts;
•	short selling transactions; and
•	the use of derivatives to evade the restrictions imposed by this Code.

Other activities, which are not specifically listed, may still be inappropriate if they would place a AGFUS AP in a position of conflict with the best interests of any of the Managed Accounts. If uncertain about whether a particular activity may be prohibited, contact the CCO or AGF Compliance.

2.3 Requirement for Independent Trading Decision

If a portfolio manager personally has registered ownership, can exercise investment or voting influence or control or has a beneficial interest in a security, and wishes to buy or sell a security of the same issuer for the Managed Account managed or advised by him/her, that decision must be reviewed and confirmed by another portfolio manager or independent person uninfluenced by any factor other than whether the proposed trade is in the best interests of the Managed Account. The decision to buy or sell the security for a Managed Account must be reported to AGF Compliance in writing, along with supporting reasons for the decision.

2.4 Requirement to Obtain Prior Approval for Personal Trades

AGFUS APs must obtain prior approval for any personal trade. Certain securities are exempt from this pre-clearance process. All other trades must be pre-cleared using the AGF Pre-Clearance System and will only be approved when AGF Compliance is satisfied the personal trade will not conflict with the best interests of the Managed Accounts and has not been offered to the AGFUS AP because of their position.

(a)	Brokerage Accounts: AGFUS APs must immediately notify AGF Compliance of the existence or the opening of any brokerage account regardless of whether there is intent to only hold securities exempted from pre-clearance therein. Duplicate copies to be sent directly to AGF Compliance, must be arranged. AGF Compliance will record such disclosure as evidence of the AGFUS AP’s declaration.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

(b)	Margin Accounts: AGFUS APs are permitted to maintain margin accounts, however are required to obtain prior approval of any trades resulting from a margin call. Any trades executed without pre-clearance, regardless of their stemming from a margin call, will be considered a violation under this Code and subject to relevant sanctions.
(c)	Options, Warrants/Rights: AGFUS APs are required to obtain prior approval of the purchase or sale of any option, warrant and right. While the expiration of these instruments does not require pre-clearance, the exercising of rights does. Any subsequent transaction following the exercising of a right is also subject to preclearance.
(d)	Convertible Securities: Pre-clearance is required prior to the conversion of any convertible securities, including those with an automatic conversion feature.
(e)	ADRs: The purchase and sale of ADRs must be pre-cleared, including their cancellation.
(f)	Investment Funds (ETF, closed end REIT, etc.): With the exception of those investment fund securities listed as exempt securities, all investment funds require pre-approval. ETFs listed on a major recognized exchange which are not advised by AGFUS or by any affiliated entity and are considered as either Fixed Portfolio ETFs or Index ETFs (where the index to be replicated is widely quoted, fully disclosed with at least 45 securities and no single security represents 20% or more of the index) require prior approval; however, they may not be subject to the blackout provisions (section 2.8).
(g)	Systematic Plans: All transactions executed pursuant to a systematic plan in non-exempt securities must be precleared. To preclear a systematic plan, rather than each individual transaction under the plan, contact AGF Compliance in advance of plan commencement. Preclearance of the plan eliminates need for individual systematic transactions to be precleared. Systematic plans offered by AGF as part of the AGFUS AP’s compensation package must be disclosed to AGF Compliance but do not require pre- approval.
(h)	Privates: Preclearance is required prior to the completion of any private placement transactions. All offering documents must be provided to AGF Compliance as part of the preclearance process (refer to 2.7(c)).

2.5 Exempt Securities

The following securities are exempt from the requirement for prior approval and notification.

•	Direct obligations of the U.S. and Canadian governments (e.g., treasury securities);
•	Bankers’ acceptances, bank certificates of deposit, Canadian issued GICs, commercial paper, and repurchase agreements;
•	Units or Shares issued by money market funds (excluding affiliated issuers);
•	Units or Shares of open-end mutual funds that are NOT advised or sub-advised by AGFUS, or any of its affiliates and are not traded on an organized secondary market
•	Bitcoin or other cryptocurrency purchases (does not include ITO’s/ICO’s)

The above have been designated as exempt because trading in them will generally not create a conflict with a Managed Account (e.g. likely not be the other side of a Managed Account trade), affect the value or performance of the securities or limit their availability to the Managed Accounts and because trading in those securities by the Managed Accounts will not provide a personal benefit to the AGFUS AP. The above list may be amended as required at any time.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

2.6 Exempt Securities Requiring Notification

Certain Securities that are not exempt from prior approval requirements may be exempt from blackout periods (section 2.8). In addition, certain securities may require post trade notifications.

Securities not subject to blackout periods:

•	ETFs advised by AGFUS or by any affiliate;
•	Self-directed trades in AGF mutual funds;
•	Segregated funds (e.g. personal insurance contracts);
•	Derivatives whose underlying interest is a broad based market index (publicly quoted).

Securities subject to notification only:

•	All non-listed open end mutual funds (i.e. not traded on a secondary market)
•	All (tax) flow through limited partnerships and similar vehicles

2.7 Obtaining Prior Approval

The following practices have been adopted to ensure that only personal trades which do not conflict with the best interests of the Managed Accounts and which do not provide a benefit to the AGFUS AP from any anticipated Managed Account trading will be approved by AGF Compliance:

(a)	No Conflict by Access Person: The AGFUS AP must advise AGF Compliance (where applicable, incorporated into the AGF Pre-Clearance System) that he or she:
•	does not possess material non-public information relating to the security;
•	is not aware of any proposed trade or investment program relating to that security by any of the Managed Accounts;
•	believes the proposed trade has not been offered because of the AGFUS APs position. and is available to any market participant on the same terms;
•	believes the proposed trade does not contravene any of the prohibited activities listed in Section 2.2; and section 2.7
•	will provide, on a timely basis, any other information requested by Compliance concerning a personal trade.

(b)	Minimum Hold Period. AGFUS APs are expected to hold any personal investments they make for a minimum 30 day period, unless extenuating circumstances, such as financial hardship or loss or an unexpected requirement for capital arise. Approval will be denied at the outset if the 30 day hold period is not met, however, a AGFUS AP may seek a special waiver for relief from this requirement.

(c)	Special Rules for Private Placements. Private placements will not be approved unless, in addition to the requirements for the approval of other trades, AGF Compliance is satisfied, based on the information supplied to it by the AGFUS AP requesting approval for the trade, that the issuer is a “private company” under relevant laws, and the AGFUS AP has no reason to believe that the issuer will make a public offering of its securities in the foreseeable future. Examples include:

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

•	shares, units or similar evidence of ownership of private companies, private partnerships and other issuers where the AGFUS AP has a close personal or business relationship (other than a relationship arising from the AGFUS AP’s position) with the founder or promoter of the issuer; and
•	tax shelters that are generally available on a private placement basis.

(d)	Special Rules for Initial Public Offerings. Trades in IPOs will be treated in the same manner as any other non-exempted security for pre-approval purposes. IPOs will differ however, in that the AGFUS AP must provide AGF Compliance with relevant offering documentation in connection with the IPO, including the offering closing date. Unlike approvals for trades in other securities, an approval of a request to participate in an IPO will remain valid until the closing date of the offering or the date the security’s approval is revoked, whichever is earlier.

(e)	Special Rules for Stop Loss instructions on Personal Trades. In the event a AGFUS AP intends to issue a Stop Loss instruction to a broker regarding any security, the AGFUS AP must obtain prior approval for the securities to which the Stop Loss instruction applies prior to giving the broker the instruction. In addition to following the usual preclearance process (e.g. AGF preclearance system, where applicable), the AGFUS AP must also notify AGF Compliance by email or other written form of the Stop Loss instruction, detailing the account, the broker and the securities involved. Approval by AGF Compliance of sell trades will remain valid until the earlier of, the end of the month the approval was granted or approval is revoked. In the event the Stop Loss instruction is to remain in effect for the subsequent month, the AGFUS AP must resubmit a pre-approval request, along with the Stop Loss instruction email or other written form to AGF Compliance on the first business day of the subsequent month.

(f)	Third-Party Managed (personal) Investment Accounts. Where a AGFUS AP has an investment account with a third-party portfolio investment management firm and the firm has been granted discretion over the management of the assets in the account, the transactions in the discretionary managed account may qualify for exemption from the requirement to obtain pre-approval. This exemption does not apply to any IPO, private placement or trading in AGF.B. In order to obtain the exemption the AGFUS AP must execute a declaration obtained from AGF Compliance concerning the account and must also ensure duplicate statements are forwarded to AGF Compliance directly by the third- party portfolio investment management firm.

(g)	Client Best Interests. AGF Compliance will review all relevant information and will only grant approval for the proposed personal trade when it is satisfied the trade will not be contrary to the best interests of the Managed Accounts and does not contravene any of the other restrictions imposed by this Code.

(h)	Trading Approval Period. The AGFUS AP must re-apply for pre-approval if any part of the approved trade has not been completed by the end of the trading approval period and the AGFUS AP still wishes to complete the remainder of the trade. Typically, pre-approval is granted for 2 business days, which includes the day the approval was granted. Longer pre-approvals may be granted from time to time based on the nature of the request (for example Stop Loss instructions or IPO transactions). Regardless, no pre-approval shall extend beyond one month.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

(i)	Revoked Trading Approvals. Approvals may be revoked within the approved trading period based on information received in connection with the security, the transaction or activities regarding the Managed Accounts. AGF Compliance will immediately issue a notice revoking the approval. Where the AGFUS AP’s broker has not successfully completed (i.e. filled) the approved order, the AGFUS AP must immediately contact their broker to cancel the order. Otherwise, the AGFUS AP must immediately notify AGF Compliance in writing of the trade fill details, including timing.

(j)	De Minimus and Other Exceptions. Only the CCO may grant de minimus and other exceptions to permit a personal trade to proceed where there is no likelihood or evidence of the transaction in question being contrary to or in conflict with the best interests of the Managed Accounts and legislative requirements. AGF Compliance will waive the blackout period and allow a AGFUS AP to trade at the same time trading for Managed Accounts may be occurring strictly in situations where the security is a listed security on a major exchange and is a significant large cap security for which there is regular ongoing liquidity in its primary marketplace and the AGFUS AP is trading on that primary exchange. AGFUS APs are required to submit proposed transactions for pre-approval in order to avail themselves of these exceptions

2.8 Blackout Periods

AGF Compliance will not approve a proposed trade where a security is currently trading, where trading has occurred on the security within the previous 5 (trading) days or where there is a reasonable expectation the security will be traded in the next 2 business days.

2.9 Trading Activity

AGFUS APs are strongly discouraged from engaging in excessive trading (trading in a manner that disrupts or interferes with one’s duties and responsibilities) for their personal accounts. In addition, AGFUS APs are discouraged from engaging in frequent trading in the same securities (e.g. day trading).

2.10 0 Trading Reporting Procedures

A AGFUS AP must:

(a)	Brokerage: Disclose immediately to AGF Compliance each brokerage account, including accounts with a registered securities broker, dealer, or bank, at the time of opening and/or when the individual first becomes a AGFUS AP where that person has a direct or indirect beneficial ownership interest in the account. This disclosure is required regardless of the intent to only hold exempted securities in such account.
(b)	Initial List of Holdings. Within ten days of becoming a AGFUS AP, provide AGF Compliance with a complete list (the names of the securities, the number of shares and principal amount) of the securities for all accounts covered by this Code using Schedule I of the Code. This information must be current as of a date no more than 45 days prior to the date the person becomes a AGFUS AP.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

(c)	Copies of Account Statements. Instruct their dealer(s) to provide duplicate copies of all statements for the accounts covered by this Code on a timely basis to AGF Compliance. A sample direction letter can be found in Schedule II of the Code.
(d)	Confirmation of Approved Transactions. Instruct their dealer(s) to provide duplicate copies of all trade confirmations for the accounts covered by this Code on a timely basis to AGF Compliance. A sample direction letter can be found in Schedule II of the Code.
(e)	Monthly Disclosure Statements. Disclose all executed trade details for the month using the Monthly Disclosure Forms. The AGFUS AP is required to complete two forms: 1) The Monthly Disclosure Form which includes trade details for pre-approved trades and 2) The Monthly Notification Disclosure Form which includes trade details for all trades exempt from pre- approval but requiring notification. Where a trade was executed without prior approval, disclosure of this fact, including the trade details, must be provided in writing to AGF Compliance immediately and no later than 1 month following submission of the Monthly Disclosure Forms for the month in which the unapproved trade was executed. Where there are no executed trades for the month, a declaration of that fact must still be made in the submission of the Monthly Disclosure Forms. Monthly disclosure statements must include the following:
•	Date of transaction, name of security, number of shares, principal amount and interest rate & maturity date (if applicable);
•	Nature of the transaction (e.g. purchase, sale, etc…) and price per share;
•	Name of broker, dealer or bank though which the transaction was effected; and
•	The date the transaction was submitted by the AGFUS AP.
(f)	Annual Holdings Reports. Annually, AGFUS APs must provide a holdings report where the AGFUS AP had a direct or indirect beneficial ownership interest that must contain the name, number of shares and principal amount of each security subject to these reporting requirements (Covered Securities). The AGFUS AP must confirm the name of each broker, dealer or bank with which the AGFUS AP maintains an account and the date that this report is submitted. The information must be current to within 45 days of the submission of the report.

Failure to comply with these reporting procedures will be considered a violation of this Code.

3 Compliance

3.1 Personal Trading Reporting Procedures

(a)	Review of Reported Trades. AGF Compliance will review on a regular basis reports submitted by AGFUS APs to ensure compliance with the personal trading procedures in this Code. AGF Compliance will inform the CCO of all breaches.
(b)	Confidentiality of Information. All information received by AGF Compliance will be kept strictly confidential and will only be disclosed to other authorized individuals where the disclosure is required to administer this Code, or is required by securities regulators or other competent legal authorities. Both AGF Compliance and the AGFUS AP are required to keep details of personal trading approval requests confidential (whether the trades are permitted or denied), subject to any legal obligation to report the trade under U.S. securities laws or other similar requirements.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

(c)	Enforcement of Personal Trading Procedures. AGF Compliance will issue a written warning to the offending AGFUS AP for any violations of the personal trading procedures in this Code. Such warnings will be copied to the direct supervisor of the AGFUS AP and the CCO. AGF Compliance will report all violations of personal trading procedures and the corrective action taken by AGFUS to the CCO and to applicable Board of Directors as necessary.
(d)	Breach of Code. A AGFUS AP must report to AGF Compliance any violations of this Code that comes to their attention. If a AGFUS AP breaches any of the provisions of the Code, knowingly or unknowingly, the AGFUS AP will be issued a written warning and a copy placed on file. In the event of a second breach a AGFUS AP may have their employment responsibilities revised, be required to forfeit any trading profits, be suspended or be terminated. In the event any breach of the Code constitutes a violation of any securities law, a AGFUS AP may be terminated with cause and may also face additional punishment under U.S. securities laws. AGFUS APs must cooperate fully in any investigations initiated by AGFUS under the Code or by securities regulators or other competent legal authorities.

3.2 Compliance Reporting Requirements

Upon request, AGF Compliance will prepare and distribute a certification indicating that AGFUS has adopted procedures reasonably designed to prevent AGFUS APs and all others subject to this Code from violating personal investment activities under the Investment Company Act of 1940: Rule 17j-1. AGFUS will provide updated certification to relevant boards and other interested parties regarding any material change to this Code.

AGF Compliance will prepare a report, no less frequently than annually, that describes any issues arising under the Code, including material violations of the Code and any corrective action in response to the violation. The report will be provided to the CCO and senior management.

3.3 Compliance Recordkeeping Requirements

AGF Compliance will maintain all required records (including those under the Investment Company Act of 1940 Rule 17j-1) including:

•	A copy of the Code that is currently in effect and a copy of all prior versions of the Code that were in effect during the past five years;
•	A record of any violations of the Code and documentation of any action taken as a result of the violation;
•	A copy of each report made by a AGFUS AP, which shall be maintained in an easily accessible place for two years at the principal place of business of AGFUS and retained in total for seven years;
•	A record of all Supervised Persons who are currently or within the last five years have been subject to the reporting requirements of the Code and a record of all personnel who are or were responsible for the review of these records. These records shall be maintained in an easily accessible place;
•	A copy of each and every report and certifications addressed by this Code shall be maintained in an easily accessible place for two years at the principal place of business of AGFUS and retained in total for seven years; and
•	A record of all pre-approvals for the purchase of any IPO securities or private placements and related supporting documentation. These records shall be maintained in an easily accessible place for two years at the principal place of business of AGFUS and retained in total for seven years.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

4 Special Rules for Officers and Directors

4.1 Reporting of Significant Interest

AGFUS officers and directors are required to report any direct or indirect holding in excess of 5% in any company, using prescribed forms, to AGF Compliance.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

SCHEDULE I: List of Securities Holdings

I enclose my List of Securities Holdings in all Investment/Brokerage/Bank Accounts (“collectively referred to as Accounts”) Registered in my name; Accounts for which I am able to, directly or indirectly, exercise investment or voting control; and Accounts in which I have a beneficial interest.

(You may exclude all holdings in exempt securities as listed in Section [2.5]. You may, in lieu of completing the table, provide copies of statements of account showing the required information, appending each to a copy of this Schedule)

Account # & Name of Account Holder	Relationship	Broker/Bank Name & Address	Securities Holdings (including quantity, price, total value of holdings)	Account Type (i.e. Corporate, Joint, SDRSP, RSP, Cash, other)

I certify that the above is a complete list of all securities holdings in Accounts registered in my name; Accounts for which I am able to, directly or indirectly, exercise investment or voting control; and Accounts in which I have a beneficial interest.

Signature

Name (Print)

Date

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

SCHEDULE II: Sample Letter to send to Investment Advisors/Brokers/Bank to request Duplicate Trade Confirmation and Accounts Statements that are covered by this Code

{Investment Advisor/Broker/Bank’s Name}

{Investment Advisor/Broker/Bank’s Address}

Dear {Investment Advisor/Broker/Bank}

Re: Account Number(s)

I am an employee of a registered Investment Advisor and subject to the provisions of a personal trading code. Please send a duplicate copy of all trade confirmations and account(s) statements relating to the above account(s) to:

Attn: Compliance

AGF Management Limited

P.O. Box 343

Toronto Dominion Centre Toronto, Ontario

M5K 1K7

Yours sincerely,

{Employee’s Signature}

{Employee’s Name}

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

III. Gifts and Entertainment Policy

Supervised Persons are required to follow the AGFUS Gifts and Entertainment Policy. Generally, Supervised Persons may not accept any gifts or participate in entertainment events which may reasonably be determined (or perceived) to influence their objectivity and/or judgement in the rendering of services to the Managed Accounts or to AGFUS. Furthermore, the acceptance of any gifts that contravene all laws and regulatory requirement applicable to the Managed Accounts and to AGFUS is strictly prohibited. US Supervised Persons may not offer gifts or entertainment other than in accordance with generally accepted ethical business practices.

Gifts

“Gifts” are items of value provided by a third-party where there is no specific business communication involved in the enjoyment of the gift (e.g. a gift basket). Supervised Persons may not offer or receive gifts other than in accordance with the guidelines outlined below:

1.	Prior written approval must be obtained by a US Supervised Person from their immediate supervisor and AGFUS Compliance to provide a single gift that exceeds US$250 in value;

2.	Soliciting gifts for personal benefit is strictly prohibited;

3.	The provision of cash or cash equivalent gifts (including a gift certificate) is prohibited;

4.	Solicitations of gifts for recognized corporate charity programs are allowed with prior written approval from the CCO, provided the gifts are applied directly toward the fundraising or similar efforts for a recognized charity;

5.	Excessive giving or receipt, as reasonably determined by a client or prospective client to potentially give rise to influence or non-arm’s length relations, of gifts is strictly prohibited.

6.	Individual gifts that might reasonably be considered to influence investment decisions or that might reasonably be considered as rendering an individual beholden to any person or firm are not to be accepted at any time.

7.	All gifts given and received must be appropriately recorded, tracked and disclosed to AGFUS Compliance; and

8.	AGFUS Compliance must review all disclosures under the gifts policy to assess whether any benefits do not reasonably infer, imply or suggest appropriate influence or potential conflict of interests between those of the individual, AGFUS and the AGFUS client.

Registered Representatives with FINRA (via Foreside Relationship)

Supervised Persons who are registered representatives with FINRA (via Foreside Relationship) may not accept or give gifts with an aggregate value of greater than $100 per entity annually.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

Since Financial Industry Regulation Authority (“FINRA”) rules prohibit the giving and receiving of gifts in excess of $100 per individual per year, exceptions will not be made for those persons acting in the capacity of a registered representative.

Entertainment

“Entertainment” refers to a situation where the provider (of the item of value) participates with the US Supervised Person in the enjoyment of the item (e.g. dinner’s event). Supervised Persons may not offer or receive entertainment other than in accordance with the guidelines outlined below:

1.	Entertainment is appropriate only when used to foster and promote AGFUS business relationships and must be considered suitable in accordance with generally accepted ethical business practices

2.	Prior written approval must be obtained by a US Supervised Person from their immediate supervisor and AGFUS Compliance to provide a single entertainment that exceeds US$250 in value;

3.	Soliciting entertainment for personal benefit is strictly prohibited;

4.	Excessive giving or receipt, as reasonably determined by a client or prospective client to potentially give rise to influence or non-arm’s length relations, of gifts and/or entertainment is strictly prohibited.

5.	Individual entertainment items that might reasonably be considered to influence investment decisions or that might reasonably be considered as rendering an individual beholden to any person or firm are not to be accepted at any time.

6.	All entertainment given and received must be appropriately recorded, tracked and disclosed to AGFUS Compliance; and

7.	AGFUS Compliance must review all disclosures under the gifts and entertainment policy to assess whether any benefits do not reasonably infer, imply or suggest appropriate influence or potential conflict of interest between those of the individual, AGFUS and the AGFUS client.

Reporting

Supervised Persons must report all gifts or entertainment (received or provided) on a periodic basis to AGFUS Compliance via electronic system. Any single gift or entertainment received exceeding US $250 in value must receive PRIOR approval from the Supervised Person’s immediate Supervisor and AGFUS CCO and be reported immediately to the AGFUS CCO and AGFUS Compliance.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

All gifts and entertainment involving a registered representative must be reported to Foreside compliance personnel.

Certain US Supervised Persons may be subject to other Gifts and Entertainment Policies. In such cases, the more stringent set of requirements shall prevail. In all cases, all US Supervised Persons must disclose to AGFUS all gifts and entertainment given and received throughout a reporting period regardless of the activity or AGF entity to which they may relate.

Foreign Corrupt Practices Act

AGFUS intends to comply with the Foreign Corrupt Practices Act of 1977, which makes it unlawful for any U.S. company to bribe foreign officials in order to obtain, retain or direct business.

IV. Restrictions on the Receipt of Certain Information from the Fund’s Index Provider

In accordance with the provisions of the Funds’ Exemptive Order dated August 5, 2011, AGFUS employees are prohibited from accepting from the Funds’ Index Provider:

•	Any information relating to changes to a Fund’s underlying index’s methodology, the inclusion or exclusion of specific component securities, or methodology for the calculation of the return of component securities, in advance of a public announcement of such changes by the Index Provider;
•	Purchase or sale recommendations regarding securities.

AGFUS employees are required to certify Quarterly that they have complied with the prohibitions related to the receipt of certain information (noted above) from the Funds’ Index Provider.

V. Service as a Director/Outside Employment and Activities

All Supervised Persons are required to comply with AGFUS’s Conflicts from Outside Activities Policy. The policy includes the following provisions:

•	Supervised Persons are to avoid any business activity, outside employment or professional service that competes with AGFUS or conflicts with the interests of clients.
•	Supervised Persons are required to obtain the approval of the Adviser’s Chief Executive Officer (“CEO”) and submit a Non-AGF Activity Form to AGF Compliance for pre-approval before becoming a director, officer, employee, partner or sole proprietor of a "for profit" organization. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and AGFUS.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

•	Supervised Persons must not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.
•	Supervised Persons must not use AGFUS resources, including computers, software, proprietary information, letterhead and other property, in connection with any employment or other activity outside AGFUS.
•	Supervised Persons must disclose to the CCO any situation that could present a conflict of interest or the appearance of a conflict with AGFUS and discuss how to control the risk.

VI. Inside Information

Under applicable federal securities laws, all persons are prohibited from trading or recommending trading in securities on the basis of material, non-public or “inside” information. In addition, Section 206 of the Advisers Act and other laws generally make it unlawful for any employee to use for his or her personal benefit information about prospective transactions being considered for client accounts.

Material, non-public information may include any information concerning an issuer of a security or a security that has not been publicly disseminated and which a reasonable investor might consider important in deciding whether to purchase, sell or hold a security.

Examples of the types of information concerning an issuer that is likely to be deemed “material” include, but are not limited to, the following:

•	Dividend increases or decreases;
•	Earnings (or loss) estimates or material changes to previously released earnings (or loss) estimates;
•	Significant expansion or curtailment of operations;
•	Significant increase or decline in revenues;
•	Significant merger or acquisition proposals or agreements, including tender offers;
•	Significant new products or discoveries;
•	Extraordinary borrowing;
•	Major litigation;
•	Liquidity problems;
•	Bankruptcy;
•	Extraordinary management developments;
•	Purchase or sale of substantial assets; and
•	Intended purchases of the Funds by investment pools.

Information is non-public when it has been identified as such when communicated or when it is received from a known or suspected inside source. Information becomes public after it has been made generally available and investors have had a chance to absorb it (which may potentially take several days).

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

AGFUS and Supervised Persons will not trade or recommend trading on the basis of material non- public information, or use such information for personal gain or benefit. Supervised Persons in possession of “material non-public information” must maintain the confidentiality of such information and abstain from trading until it has been deemed publicly disclosed. No Supervised Persons who may be in possession of “inside” information with respect to a security shall:

•	Purchase or sell, or recommend the purchase or sale of, such security or any related security (e.g., options) for any account it advises or, if applicable, any other client;
•	Purchase or sell, or recommend the purchase or sale of, such security or any related security for any account in which he/she has a beneficial interest;
•	Share the information with others (i.e., tipping); or
•	Selectively disclose information about client holdings.

If Supervised Persons come into possession of material inside information concerning publicly-held securities, this fact must be made known promptly to the CCO, AGF Compliance and the CEO. Appropriate steps will then be taken to prevent any investment decisions being made on the basis of such information.

VII. Sanctions

Upon discovering a violation of this Code by Supervised Person or his/her family member or related party, the CCO, AGF Compliance and/or the CEO may impose such sanctions as deemed appropriate, including, among others, the following:

•	A letter of censure
•	A monetary fine
•	Suspension of employment
•	Termination of employment
•	Civil referral to the SEC or other civil regulatory authorities
•	Criminal referral

Generally, the following sanctions may be imposed for violations of the Code as determined by the CCO:

First Violation	Warning Letter
Second Violation	$50 Fine
Third Violation	$50 Fine and Suspension of Personal Trading Privileges

Depending on the nature and severity of the violation, the CCO, AGF Compliance and CEO reserve the right to impose more stringent sanctions. If additional violations occur by an Access Person, the CCO, AGF Compliance and CEO will determine the most appropriate course of action.

VIII. Reports to the Board of Trustees of the Funds

No less frequently than annually, the Adviser will provide to the Funds’ Board of Trustees a written report that describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

No less frequently than annually, the Adviser will provide to the Funds’ Board of Trustees a written report that certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

IX. Recordkeeping

The CCO will maintain records related to the Code as set forth below:

1.	A copy of the Code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;
2.	A record of any violations of the Code and of any actions taken as a result of such violations will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an appropriate office of the Adviser;
3.	A copy of all written acknowledgements of the receipt of the Code and any amendments thereto for each Supervised Person who is currently or within the past five years was an Supervised Person;
4.	A copy of each personal trading report made pursuant to this Code and brokerage statements submitted on behalf of Access Persons will be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser;
5.	A list of all Supervised Persons who are required, or within the past five years have been required, to submit reports under the Code will be maintained in an easily accessible place;
6.	A record of persons responsible for reviewing reports submitted pursuant to the Code; and
7.	A record of any report furnished to the FQF Funds’ Board of Trustees (and the Adviser’s Board) will be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser.

X. Oversight of the Code of Ethics

The Adviser will use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

The CCO and AGF Compliance will identify all Supervised Persons and who are under a duty to make reports under this Code and will inform such persons of this duty. The CCO or AGF Compliance will deliver a copy of the Code annually and will distribute promptly any amendments to the Code to all Supervised Persons, who are required annually to sign and acknowledge their receipt of this Code or any amendments thereto when required.

Each Access Person’s transactions in his/her personal trading accounts will be reviewed on a regular basis. Any transactions that are believed to be a violation of this Code will be reported promptly to management at the Adviser. A member of the Adviser’s senior management will review the CCO’s transaction reports and holdings reports.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

The Adviser will report to the Board any violation of the Code such Supervised or Person may be called upon to explain the circumstances surrounding any non-clerical violation for evaluation by the Board.

The CCO has the authority to recommend or exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code if the CCO and AGF Compliance determines that such exemption would not be against any interests of a client. The CCO will prepare and file a written memorandum of any exemption requested, describing the circumstances and reasons for the exemption and the President and the COO of AGF Investments shall provide their written agreement (or denial) thereto.

The CCO or AGF Compliance will ensure that the Adviser’s Form ADV accurately describes the pertinent provisions of the Code and includes disclosure offering to provide a copy of the Code to any client or prospective client upon request.

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AGF Investments LLC	CODE OF BUSINESS CONDUCT, ETHICS AND PERSONAL TRADING

AGF Investments LLC
Code of Ethics

Report on the Restrictions of the Receipt of Certain Information from the Fund’s Index Providers

In accordance with the provisions of the Funds’ Exemptive Order dated August 5, 2011, I hereby certify that I have not accepted from the Funds’ Index Providers during the quarter ended __________:

•	Any information relating to changes to a Fund’s underlying index’s methodology, the inclusion or exclusion of specific component securities, or methodology for the calculation of the return of component securities, in advance of a public announcement of such changes by the Index Provider.

•	Purchase or sale recommendations regarding securities.

Political Contributions Declaration

Date	Amount	Recipient or Political Party	Title of Recipient	City/County/State of Recipient

________I have not made any political contributions during the quarter.

________I have made political contributions during the quarter, which are disclosed above and comply with the Adviser’s Political Contributions Policy (i.e. up to $350 per election to a government official or political party per election cycle to a candidate for whom I am entitled to vote and up to $150 per election to a government official or political party per election cycle to a candidate for whom I am not entitled to vote).

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